Exhibit 99

FOR IMMEDIATE RELEASE

3M CFO Pat Campbell Announces Retirement; David Meline Named CFO

ST. PAUL, Minn. — March 15, 2011 — 3M today named David Meline Senior Vice President, Finance and Chief Financial Officer, effective April 1. Meline, 53, succeeds Pat Campbell, 58, who announced that he will retire May 1.

“I thank Pat for his extraordinary contributions during his nine years as CFO. Pat is a world-class CFO who was integral to transforming 3M into a faster-growing and more profitable enterprise. I will miss him a great deal,” said George Buckley, 3M Chairman, President and Chief Executive Officer.

“David’s financial prowess, technical education and international experience make him a perfect fit for 3M,” Buckley continued, “I have every confidence that he will help 3M achieve new levels of success.”

Meline joined 3M in 2008 as Vice President, Corporate Controller and Chief Accounting Officer.  Prior to that, he served General Motors as Chief Financial Officer, North America as well as in positions in Europe, Brazil, Kenya and Korea. Meline was awarded an M.S. in Economics from the London School of Economics, an M.B.A. in Finance from the University of Chicago, and a B.S. in Mechanical Engineering from Iowa State University.

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $27 billion in sales, 3M employs about 80,000 people worldwide and has operations in more than 65 countries. For more information, visit www.3M.com or follow @3MNews on Twitter.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807